UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 14, 2008 (May 1, 2008)

BIOMODA INC.
(Exact Name of Registrant as Specified in its Charter)

New Mexico
(State or Other Jurisdiction of Incorporation)

333-90738	85-0392345
(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 11342
Albuquerque, NM 87192
(Address of Principal Executive Offices, Including Zip Code)

(505) 821-0875
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On, May 1, our Board of Directors voted to add three business leaders, Maria Zannes, David Lambros, and Lewis White, to its Board of Directors.

• Maria Zannes brings more than 25 years of experience in the environmental and energy industry—from federal lobbyist to a company president. Formerly the president of the national waste-to-energy trade group in Washington, D.C., Ms. Zannes currently consults for private clients in the medical and waste industry. She was a legislative aide and press secretary to Congressman Charles Wilson (D-Texas) after leaving her home state of New Mexico where she began her career as a journalist. Ms. Zannes is licensed to practice law in Washington State and will be sworn in to practice in New Mexico this summer. She is a research associate with Columbia University Earth Engineering Center.

• David Lambros was the elected law director of Brook Park, Ohio, and presently serves the law director of the Village of Valley View and the Village of Kelleys Island, Ohio. As law director, he served as the chief legal counsel to cities negotiating with corporations and business, and is an expert in municipal law. Mr. Lambros has practiced law for more than 25 years and served on various boards, including Commerce Exchange Bank and Southwest General Hospital. He presently is a director on the Systems Board at Southwest General Hospital, a multi-million dollar company.

• Lewis White, a major shareholder of Biomoda, is director and CEO of New Energies Nebraska, LLC, a subsidiary of Standard Alcohol Company. He has also served as CEO of Los Hojas Corporation and owned a childcare business for 20 years, which he followed with an interest in business investment through real estate and a food services business catering to niche markets. Mr. White attended the University of Nebraska at Omaha where majored in Business Administration and worked for the State of Nebraska.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOMODA, INC.

Date: May 14, 2008	By:	/s/ John J. Cousins
John J. Cousins
President